Exhibit 23.1

Consent of Independent Certified Public Accountants

Entrada Networks, Inc.

Irvine, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 28, 2003, relating to the consolidated financial statements of Entrada Networks, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO Seidman, LLP
Los Angeles, California
February 9, 2004